Exhibit 10.1

SEPARATION AND TRANSITION AGREEMENT

THIS SEPARATION AND TRANSITION AGREEMENT (the “Agreement”) is entered into by and between USA Technologies, Inc., a Pennsylvania corporation (the “Company”), and Glen Goold (“Employee”), as of October 8, 2020.

WHEREAS, Employee previously served as the Company’s Chief Accounting Officer through September 15, 2020;

WHEREAS, Employee’s employment with the Company will end on October 30, 2020 (the “Separation Date”), and during the period from the date of this Agreement through and including the Separation Date, Employee will continue to provide services as requested by the Company (including, without limitation, assisting the Company with the transition of Employee’s duties to his successor); and

WHEREAS, the Company and Employee desire to resolve all disputes between them on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1.          Continued Employment Through the Separation Date; Payment of Accrued Salary.

(a)          Continued Employment. From the date hereof through and including the Separation Date, (i) Employee will continue to be employed by the Company on a full-time basis, providing such services as requested by the Company (including, without limitation, assisting the Company with the transition of Employee’s duties to his successor), and (ii) in consideration for such services, the Company will continue to pay Employee his base salary at the rate in effect as of the date of this Agreement (as reduced in May 2020 in light of the COVID-19 pandemic) and Employee will continue to participate in the Company’s benefit plans at the same level as in effect on the date of this Agreement, subject to the terms and conditions of such benefit plans.

(b)          Accrued Salary. On or as soon after the Separation Date as is administratively practicable, the Company shall issue to Employee his final paycheck, reflecting Employee’s fully earned and accrued but unpaid base salary through the Separation Date. Except as provided in Section 2 below, Employee acknowledges and agrees that with his final check, Employee will have received all monies, bonuses, commissions, or other compensation he earned or was due during his employment by the Company.

(c)          Benefits. Employee’s entitlement to benefits from the Company, and eligibility to participate in the Company’s benefit plans, shall cease on the Separation Date. As soon as is administratively practicable after the Separation Date, the Company shall issue to Employee payment for his accrued and unused Paid Time Off through the Separation Date.  Provided that he is otherwise eligible, Employee may elect to receive continued healthcare coverage at Employee’s own expense pursuant to the provisions of the Consolidated Omnibus

Budget Reconciliation Act of 1985, as amended (“COBRA”) in accordance with the provisions of COBRA.

(d)          No Other Pay or Benefits.  Employee acknowledges and agrees that the payments and benefits outlined in Sections 1 and 2 of this Agreement are the only payments and benefits to which Employee is entitled.

2.          Severance Benefits.  Subject to and conditioned upon (x) Employee’s timely execution and delivery (within twenty-one (21) days following the Company’s providing a copy of this Agreement to Employee) and non-revocation of this Agreement, (y) Employee’s continued compliance with the terms of this Agreement, and (z) Employee’s timely execution and delivery (within twenty-one (21) days following the Separation Date) of the Release attached hereto as Exhibit A (the “Release”), the Company shall pay or provide Employee with the following separation payments and benefits:

(a)          Severance pay of $9,615.39 per pay period for thirteen regular pay periods, to be paid on the Company’s regular payroll schedule over the six (6)-month period commencing on the Company’s first regular payroll date that is at least ten (10) days following the date that the Release has become fully effective and irrevocable in accordance with its terms; and

(b)          Vesting of Employee’s outstanding 8,982 shares of restricted stock, effective on the date that the Release has become fully effective and irrevocable in accordance with its terms.

Except as provided in this Section 2, Employee acknowledges and agrees that he is owed no further severance pay or benefits of any kind from the Company or any of its subsidiaries.

3.          Confirmation of Continuing Obligations.

(a)          Restrictive Covenants. Employee acknowledges and agrees that the restrictive covenants contained in his offer letter with the Company, dated March 2, 2020, including confidentiality, non-competition, and non-solicitation of employees and customers covenants, remain in full force and effect, and Employee shall continue to abide by such covenants following the Separation Date in accordance with their terms. Such restrictive covenants are incorporated by reference as through fully set forth in this Agreement.

(b)          Non-Disparagement. Employee and Company agree to the following Non-Disparagement sections, which apply to all time periods both before and after the Separation Date.  This clause (b) will not be violated by any truthful statements made in the course of a governmental investigation, legal proceeding, or under applicable law.

[1] Employee will not make any disparaging or untruthful remarks or statements, whether oral or written, about the Company, its operations or its products, services, affiliates, officers, directors, employees, or agents, or issue any communication that reflects adversely on or encourages any adverse action against the Company.  Employee will not make any direct or indirect written or oral statements to the press, television, radio or other media or other external persons or entities concerning any matters pertaining to the business and affairs of the Company, its affiliates or any of its officers or directors.

[2] None of the Company’s executives will make any disparaging or untruthful remarks or statements, whether oral or written, to the press, television, radio or other media or other external persons or entities about the Employee’s character or fitness to perform his professional duties or which would otherwise harm his professional reputation.

(c)          Injunctive Relief. Employee acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the covenants set forth in Section 3 of this Agreement and accordingly agrees that the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the need to post any bond, to enforce such provisions in any action or proceeding instituted in the United States District Court for the District of Delaware or in any court in the State of Delaware having subject matter jurisdiction. This provision with respect to injunctive relief shall not, however, diminish the Company’s right to claim and recover damages. Employee further acknowledges and agrees that, without limitation of any other remedies available to the Company at law or in equity, in the event of any breach of any of the covenants set forth in Section 3 of this Agreement, Employee shall repay to the Company any payments (on a pre-tax basis) received pursuant to Section 2(a) of this Agreement within ten (10) days of any such breach

(d) Cooperation. Employee agrees to the following Cooperation sections, which apply to all time periods both before and after the Separation Date:

[1] Cooperation with the Company.  Employee agrees (a) to be reasonably available to answer questions for any of the Company’s officers or directors regarding any matter, project, or effort with which Employee was involved while employed by the Company and (b) to cooperate with the Company during the course of all proceedings arising out of the Company’s operations or business about which Employee has knowledge or information. For purposes of this Agreement, “proceedings” includes internal investigations, administrative investigations or proceedings, and lawsuits (including pre-trial discovery and trial testimony) and “cooperation” includes [i] the Employee’s being reasonably available for interviews, meetings, depositions, hearings and/or trials without the need for subpoena or assurances by the Company, [ii] providing any and all documents in Employee’s possession that relate to the proceeding, and [iii] providing assistance in locating any and all relevant notes and/or documents relevant to any proceedings.  Such assistance and cooperation shall be without additional compensation other than reimbursement for reasonable associated expenses, which may if appropriate include reasonable attorney’s fees, any of which must be pre-approved, in writing, by the Company.

[2] Cooperation with Third Parties. Unless compelled to do so by lawfully-served subpoena or court order or to the extent it is necessary (but only to the extent that it is necessary) to enforcement of Employee’s rights under this Agreement, Employee agrees not to communicate with, or give statements or testimony to, any opposing attorney, opposing attorney’s representative (including a private investigator) or current or former employee relating to any matter (including pending or threatened lawsuits or administrative investigations) about which Employee has knowledge or information except in cooperation with the Company. Employee also agrees to notify the Company’s Chief Executive Officer and General Counsel immediately after being contacted by a third party or receiving a subpoena or court order to appear and testify with respect to any matter affected by this section.

(e) Return of Property. On or promptly following the Separation Date (or upon the earlier request of the Company), Employee shall return to the Company all of the Company’s property (including, without limitation, any Company-owned electronic devices, laptops, desktop computers, or computer accessories), documents (hard copy or electronic files), and information). Employee has not and will not copy or transfer any Company information, nor will Employee maintain any Company information after the date of return described in this clause (e), except as required to comply with any litigation holds.

(f) Whistleblower Provision. Notwithstanding anything to the contrary contained in this Agreement, (i) Employee will not be prevented from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies), and (ii) Employee acknowledges that he will not be held criminally or civilly liable for (A) the disclosure of confidential or proprietary information that is made in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) disclosure of confidential or proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding under seal or pursuant to court order. Employee represents to the Company that he is not aware of any actual or suspected violation of law that could be the subject of any claims or proceedings described in this clause (f).

4.          Release of Claims.

(a) General Release of Claims by Employee. In exchange for the benefits of this Agreement, and in consideration of the further agreements and promises set forth herein, Employee, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Employee is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever, including attorneys’ fees and costs (collectively, “Claims”), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which Employee has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Employee’s employment by or service to the Company or the termination thereof, and Employee’s right to purchase, or actual purchase of, any common shares or other equity interests of the Company or any of its affiliates, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, negligent or intentional misrepresentation, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, disability benefits, or other liability in tort or contract; claims for recovery of attorneys’ fees and costs; claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and all legal and equitable claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act, as amended (“ADEA”); the Rehabilitation Act of 1973, as amended; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended; the Genetic Information Nondiscrimination Act; the Equal Pay Act, as amended; regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended; the Fair Labor Standards Act of 1938, as amended; the Employee Retirement Income Security Act, as amended; the Fair Credit Reporting Act.; the Worker Adjustment and Retraining Notification Act; the Sarbanes-Oxley Act, 18 U.S.C. Section 1514A.1, et seq.; the Pennsylvania Human Relations Act; the federal and any state constitution; and all Pennsylvania state and local laws.

(b) Notwithstanding the generality of the foregoing, Employee does not release the following claims: (i) Claims under this Agreement; (ii) Claims pursuant to the terms and conditions of COBRA; (iii) Employee’s right to bring to the attention of the Equal Employment Opportunity Commission or any other federal, state or local government agency claims of discrimination, harassment, interference with leave rights or retaliation; provided, however, that Employee does release Employee’s right to secure any damages for such alleged treatment; (iv) Employee’s right to communicate or cooperate with any government agency; and (v) Claims for indemnification under the Company’s Amended and Restated Bylaws, as such may be further amended or restated, or under applicable law with respect to Employee’s liability as an employee, director or officer of the Company; and claims for coverage under any available Directors &Officers Insurance Policy or Errors & Omissions Insurance Policy with respect to Employee’s liability as an employee, director or officer of the Company.

(c) Employee acknowledges that he has been advised that, by statute or common law, a general release may not extend to Claims of which Employee is not aware at the time of entering into this Agreement which, if known by Employee may or would have materially affected his decision to enter into the Agreement. Being aware of this fact, Employee waives any right he may have by statute or under common law principles to preserve his ability to assert such unknown Claims.

(d) Employee acknowledges that the Company has advised him in writing that he should consult with an attorney of his choice before signing this Agreement, and Employee has had sufficient time to consider the terms of this Agreement, including his release of Claims.

Employee represents and acknowledges that Employee executes this Agreement knowingly, voluntarily, and upon the advice and with the approval of Employee’s legal counsel.

(e) Employee acknowledges that he has been provided with twenty-one (21) days to consider the terms of this Agreement, but may voluntarily elect to sign this Agreement in a shorter period of time. Employee further understands that he has seven (7) days following the execution of this Agreement to revoke this Agreement (including Employee’s release of claims in this Section 4), and that this Agreement and Employee’s release of claims will not become effective or enforceable until the seven (7)-day period has expired. Employee may revoke this Agreement by providing written notice of revocation to the Company’s General Counsel within such seven (7)-day period.  This Agreement will become effective and irrevocable on the eighth (8th) day after Employee signs it if he does not timely revoke it. Employee acknowledges and agrees that he is receiving payments and benefits to which he would not be entitled in absence of his timely execution, delivery, and non-revocation of this Agreement (including Exhibit A), and that if Employee fails to timely execute and deliver, or if Employee revokes, this Agreement (including Exhibit A), then the Company will have no further obligation to pay or provide Employee any payments or benefits under this Agreement, including the severance benefits described in Section 2.

5.          Additional Representations and Warranties By Employee. Employee represents that Employee has no pending complaints or charges against the Releasees, or any of them, with any state or federal court, or any local, state or federal agency, division, or department based on any event(s) occurring prior to the date Employee signs this Agreement, is not owed wages, commissions, bonuses or other compensation, other than as set forth in this Agreement, and did not, to the best of his knowledge, during the course of Employee’s employment, sustain any injuries for which Employee might be entitled to compensation pursuant to worker’s compensation law. Except as expressly permitted by this Agreement, Employee further represents that Employee will not in the future file, participate in, encourage, instigate or assist in the prosecution of any claim, complaints, charges or in any lawsuit by any party in any state or federal court against the Releasees, or any of them, unless such aid or assistance is ordered by a court or government agency or sought by compulsory legal process, claiming that the Releasees, or any of them, have violated any local, state or federal laws, statutes, ordinances or regulations based upon events occurring prior to the execution of this Agreement. Nothing in this Section 5 is intended to affect Employee’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator. Employee additionally represents and warrants to the Company that Employee has disclosed to the Board of Directors of the Company (as constituted as of the date of this Agreement) any and all information of which Employee has knowledge that is relevant to the Company’s past and ongoing internal investigations in which Employee was asked to participate.

6.          Knowing and Voluntary. Employee represents and agrees that, prior to signing this Agreement, Employee had the opportunity to discuss the terms of this Agreement with legal counsel of Employee’s choosing. Employee further represents and agrees that Employee is entering into this Agreement knowingly and voluntarily. Employee affirms that no promise was made to cause Employee to enter into this Agreement, other than what is promised in this Agreement. Employee further confirms that Employee has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for Employee’s agreement.

7.          Miscellaneous.

(a)          Entire Agreement; Modification. This Agreement sets forth the entire understanding of the parties, superseding all prior agreements and understandings, written or oral, with respect to the subject matter hereof and supersedes all existing agreements between them concerning such subject matter. This Agreement may be amended or modified only with the written consent of Employee and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(b)          Assignment; Assumption by Successor. The rights of the Company under this Agreement may, without the consent of Employee, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(c)          Third‑Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(d)          Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(e)          Non-transferability of Interest. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

(f)          Jurisdiction; Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions thereof. Employee and the Company agree that the state and federal courts of Wilmington, Delaware shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, Employee submits to the jurisdiction of such courts and Employee acknowledges that venue in such courts is proper.

(g)          Ambiguities. The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, all parties shall have the opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

(h)          Severability. If any sentence, phrase, paragraph, subparagraph or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, paragraphs, subparagraphs or portions of this Agreement.

(i)          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

(j)          Withholding and Other Deductions. All compensation payable or provided to Employee hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

(k)          Taxes; Right to Seek Independent Advice. Employee understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions, as and to the extent required by law. Employee acknowledges and agrees that neither the Company nor the Company’s counsel has provided any legal or tax advice to Employee and that Employee is free to, and is hereby advised to, consult with a legal or tax advisor of Employee’s choosing.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.
USA TECHNOLOGIES, INC.

By:	/s/ Sean E. Feeney
Name: Sean E. Feeney
Title: CEO

EMPLOYEE

/s/ Glen Goold
Glen Goold

[Signature Page to Goold Separation and Transition Agreement]

Exhibit A

Release

1.
I, Glen Goold, hereby execute this Release as of the date set forth below.  Capitalized terms used but not defined in this Release shall have the meanings set forth in the Separation and Transition Agreement (the “Separation Agreement”) to which this Release is attached as Exhibit A.

2.
I hereby extend my release of Claims set forth in Section 4 of the Separation Agreement to cover all Claims I have ever had, have, or hereafter may have against any Releasee, directly or indirectly, whether known or unknown, from the beginning of time to the date of this Release.

3.
My foregoing release shall not apply to the extent prohibited by law or to my right to enforce the terms of the Separation Agreement; it being understood and agreed that the payments and benefits set forth in Section 2 of the Separation Agreement are expressly contingent upon my timely execution and delivery (within twenty-one (21) days following the Separation Date) of this Release and continued compliance with the terms of the Separation Agreement and this Release, and if these conditions are at any time not satisfied, the Company shall have no further obligation to pay or provide any of the payments or benefits provided in Section 2 of the Separation Agreement.

4.
Except as provided in paragraph 5 below, I represent and warrant that I have not filed and will not file any claim, charge, or lawsuit (civil, administrative, or criminal) against any Releasee, either individually in any type of proceeding or as a member of a class, based upon acts, occurrences, or events which are subject to my release in paragraph 2 above.  If I breach this provision and file an action falling within its scope, I agree to indemnify the Releasees for all costs, including court costs and reasonable attorneys’ fees, incurred by any Releasee in the defense of such action or in establishing or maintaining the application or validity of this Release or the provisions thereof.

5.
I understand that by this Release I am not releasing: (i) Claims under the Separation Agreement; (ii) Claims pursuant to the terms and conditions of COBRA; (iii) my right to bring to the attention of the Equal Employment Opportunity Commission or any other federal, state or local government agency claims of discrimination, harassment, interference with leave rights or retaliation; provided, however, that I do release my right to secure any damages for such alleged treatment; (iv) my right to communicate or cooperate with any government agency; and (v) Claims for indemnification under the Company’s Amended and Restated Bylaws, as such may be further amended or restated, or under applicable law with respect to my liability as an employee, director or officer of the Company; and claims for coverage under any available Directors &Officers Insurance Policy or Errors & Omissions Insurance Policy with respect to Employee’s liability as an employee, director or officer of the Company.

6.	I hereby confirm that I am in full compliance with all terms and conditions of the Separation Agreement.

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7.	I acknowledge and agree that in accordance with the terms of ADEA, as amended by the Older Workers Benefit Protection Act:

a.	I have read and understand this Release and knowingly and voluntarily entered into this Release without fraud, duress, or any undue influence.
b.	I acknowledge that by this Release, the Company has advised me in writing to consult with an attorney before signing this Release.
c.	I understand the language of this Release and its meaning, particularly with respect to my waiver and release of any Claims against the Releasees.
d.	I have been afforded twenty-one (21) days to consider the terms of this Release, but may voluntarily elect to sign this Release in a shorter period of time.
e.
I have seven (7) days following the execution of this Release to revoke my release of Claims provided in this Release, and such release will not become effective or enforceable until the seven (7)-day period has expired. I may revoke this Release by providing written notice of revocation to the Company’s General Counsel within such seven (7)-day period. This Release will become effective and irrevocable on the eighth (8th) day after I sign it if I do not timely revoke it.

f.
I am receiving payment and other consideration from the Company that I would not otherwise be entitled to in absence of this Release and further understand that if I do not execute this Release, or timely revoke my release of Claims provided in this Release, the Company shall have no further obligation to pay or provide any of the payments or benefits provided in Section 2 of the Separation Agreement.

g.	I am not waiving any rights or claims that may arise after the date this Release is executed.

8.
This Release will be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions thereof. I agree that the state and federal courts of Wilmington, Delaware shall have the exclusive jurisdiction to consider any matters related to this Release, including without limitation any claim of a violation of this Release. With respect to any such court action, I submit to the jurisdiction of such courts and I acknowledge that venue in such courts is proper.

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IN WITNESS WHEREOF, I, Glen Goold, have signed this Release on  ___________, 2020.

_____________________________
Glen Goold
(not to be signed until Separation Date)

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